Exhibit 99.1

News Release

FOR RELEASE: Monday, July 1, 2013 8:30 AM EST

CONTACT:
       Ray Singleton
       303-296-3076, ext. 102

EARTHSTONE ENERGY BEGINS NEBRASKA OPERATIONS

DENVER, COLORADO – July 1, 2013 - EARTHSTONE ENERGY, INC. (NYSE MKT:ESTE) reported that the Company has commenced drilling operations on its first deep Pennsylvanian test in Cheyenne County, Nebraska.  The well is expected to reach its projected total depth of approximately 6,500 feet by mid-July.  The Schmale 34-20 is located in Sec 20, Township 15 North Range 47 West, Cheyenne County, Nebraska.  As previously disclosed, the Company has acquired approximately 70 square miles of 3D seismic data and 30,000 acres of leasehold; primarily in Cheyenne County. The Company anticipates drilling one or two more wells over the next 18 months to enhance its geologic model.  Earthstone will be the Operator and has a 45% working interest in this venture.

“We are pleased to announce the beginning of drilling operations on our newest project,” commented Ray Singleton, President of Earthstone.  “Regardless of the outcome of this first well, the knowledge and data that we gain will refine our understanding of the geology and geophysics in these deeper formations.  None the less, we are encouraged by many positive attributes of this specific location and are optimistic about what we may find here.  We anticipate that these efforts will positively impact production and reserves and have a meaningful impact on the value of the Company.”

ABOUT EARTHSTONE ENERGY:
Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with primary operations in the Williston Basin and southern Texas.  Earthstone is currently traded on NYSE MKT under the symbol ESTE.  Information on Earthstone can be found at its web site: www.earthstoneenergy.com.

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THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Forward-looking statements can be identified by words such as “should,” ”may,” “will,” “anticipate,” “expect,” “estimate,” “intend” or “continue,” or comparable words or phrases.  In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements.  Forward-looking statements also include comments regarding the future contributions of various personnel.  Factors that could cause actual results to differ materially include, contract terms and compensation in addition to economic and political events affecting supply and demand for oil and gas and government regulations.  These and other factors are discussed in more detail in Earthstone Energy’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed for March 31, 2013.  The Company disclaims any obligation to update forward-looking statements.